EXHBIT 5.1

                                                                  March 15, 2000


Med-Emerg International Inc.
2550 Argentia Road
Mississauga, Ontario L5N 5R1

Gentlemen:

         You have requested our opinion with respect to the offer and sale by you, Med-Emerg International Inc., an Ontario Corporation (the "Company"), pursuant to a registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Act"), of up to 1,800,000 shares of Med-Emerg International Inc., no par value per share (the "Common Stock") issuable upon exercise of stock options available for grant under the Company's 1997 Stock Option Plan and pursuant to stock option agreements between the Company and certain of its officers.

         We have examined the originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deem necessary as a basis for the opinion hereafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of executive officers and responsible employees and agents of the Company.

         Based upon the foregoing, it is our opinion that the Plan Shares have been duly and validly authorized and when sold, paid for and issued as contemplated by the 1997 Stock Option Plan and the stock option agreements entered into between the Company and each of Dr. Zacharias and Mr. Pahapill, will be duly and validly issued and fully paid and nonassessable.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.


                                               Very truly yours,

                                               /S/ GERSTEN, SAVAGE & KAPLOWITZ
                                               -------------------------------
                                               Gersten, Savage & Kaplowitz, LLP